Exhibit 10.1
COOPERATION AND SUPPORT AGREEMENT

This COOPERATION AND SUPPORT AGREEMENT (the “Agreement”), dated as of August 21, 2020, is made and entered into by and among Landec Corporation, a Delaware corporation (the “Company”) and LEGION PARTNERS HOLDINGS, LLC (“Legion”) and the other persons and entities listed on Schedule A hereto (collectively and together with Legion, the “Investor Group” and each individually, an “Investor”).
RECITALS
WHEREAS, the Company and representatives of the Investor Group have engaged in discussions regarding various matters concerning the Company, including matters concerning the Board of Directors of the Company (the “Board”) and the Company’s business;
WHEREAS, the Investor Group previously submitted a letter to the Company on July 7, 2020 (the “Legion Letter”), proposing that the Board add Joshua E. Schechter (“Mr. Schechter”) to the Board;
WHEREAS, as of the date of this Agreement, the Investors beneficially own shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”) and such other securities relating to the Company as set forth on Schedule A hereto; and
WHEREAS, the Company and the Investor Group believe that the best interests of the Company and its stockholders would be served at this time by, among other things, coming to an agreement with respect to the matters covered in this Agreement and by the Company and the Investor Group agreeing to the other covenants and obligations contained herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound by this Agreement, agree as follows:
1.Board Matters; Board Nominations; Board Policies and Procedures.
(a)Board Matters. In connection with the actions set forth below and otherwise contemplated by this Agreement, the Board has relied on information and materials that the Investor Group and Mr. Schechter have provided to the Company, including a fully completed and executed copy of the Company’s standard director & officer questionnaire completed by Mr. Schechter, interviews conducted of Mr. Schechter, information provided in the Legion Letter, authorizations from the Investor Group and/or Mr. Schechter with respect to background checks, information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors, an executed consent of Mr. Schechter to be named in any proxy statement or other filings under applicable law or stock exchange rules or listing standards and to serve as a Class 2 Director and a written representation that Mr. Schechter, if elected as a director of the Company, would be in compliance, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, stock ownership and trading policies and guidelines, and other policies of the Company applicable to members of the Board (collectively, the “Information”), and the Board and the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) have assumed (and Mr. Schechter has represented and warranted) that the Information provided by Mr. Schechter is or will be fully completed, true and accurate. Based on the Information, the Nominating Committee has reviewed and approved the qualifications of Mr. Schechter to serve as a member of the Board and meet the requirements to qualify as “independent” as defined by the listing standards of the NASDAQ Stock Market and by the Securities and Exchange Commission (“SEC”). In consideration of the foregoing, unless a Termination Event (as defined below) occurs, the Board shall:
(i)use its reasonable best efforts to obtain at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) the stockholder approval necessary to increase the size of the Board from ten to twelve directors (the “Requisite Approval”); and
(ii)subject to obtaining the Requisite Approval at the 2020 Annual Meeting, take all necessary action to: (A) increase the size of the Board from ten to twelve directors, (B) nominate Mr. Schechter as a candidate for election to the Board at the 2020 Annual Meeting for appointment as a Class 2 director on the Board, to serve until the 2021 Annual Meeting of Stockholders to be held in October or November of 2021 (the “2021 Annual Meeting”) or until his earlier death, resignation, disqualification or removal, and (C) recommend in favor of Mr. Schechter’s election to the Board by the stockholders at the 2020 Annual Meeting and solicit stockholders accordingly in the same manner as for prior Class 2 independent director candidates at prior annual meetings of stockholders at which the election of directors was uncontested; provided, however, that in the case that the Requisite Approval is not obtained at the 2020 Annual Meeting, this Agreement and all obligations hereunder shall immediately terminate.

(b)Service on Board Committees. Immediately following the election or appointment of Mr. Schechter to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint Mr. Schechter to the Nominating Committee of the Board. Mr. Schechter will serve on such committee for the duration of his term. In addition, the Board shall, in accordance with the discretion of its Chairman and with its customary governance processes, determine any additional appropriate Board committee assignments for Mr. Schechter taking into account the composition of the Board, the time commitments made by the other members of the Board, committee assignments and the needs and independence and eligibility requirements of the committees and, subject to the foregoing, appoint Mr. Schechter if he meets such requirements to such additional committees of the Board (as long as Mr. Schechter meets the applicable independence standards and criteria for each such committee). The Board shall take all actions necessary to ensure that Mr. Schechter serves on at least one committee through the duration of his term.
(c)Board Policies and Procedures. Each party acknowledges that Mr. Schechter (and any Replacement, as defined below) shall be governed by (i) all applicable laws and regulations, and (ii) all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board and shall for the avoidance of doubt be required to strictly adhere to the policies on confidentiality, insider trading and conflicts of interest imposed on all members of the Board. Mr. Schechter (and any Replacement) shall be required to provide the Company with such information and authorizations as reasonably requested from all members of the Board as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable the timely and accurate filing of the Company’s proxy statement and other periodic reports or legally required disclosures with the SEC and to applicable stock exchanges and regulatory authorities, and the members of the Investor Group shall also provide such information as reasonably requested as may be required to be disclosed under applicable law or stock exchange regulations in the proxy statement relating to the 2020 Annual Meeting. The Company agrees that Mr. Schechter shall receive (i) the same compensation for service as a director as the compensation received by other non-management directors on the Board, and (ii) such other benefits on the same basis as all other non-management directors on the Board.
(d)Replacement Process. If, following the date of this Agreement and prior to the expiration of the Standstill Period, Mr. Schechter is unable to serve as an independent director of the Company for any reason or otherwise continue service on the Board (other than on account of failure to be elected at the 2020 Annual Meeting), Legion shall be permitted to privately identify a highly qualified replacement independent director candidate who possesses relevant qualifications for the Company who will be appointed to the Board as a Class 2 director expeditiously following Mr. Schechter’s departure from the Board, provided that such candidate (i) qualifies as “independent” pursuant to the rules and listing standards of NASDAQ and applicable SEC rules and regulations, (ii) has provided the Company with the Information (and such Replacement shall have represented and warranted that the Information provided by such Replacement is or will be fully completed, true and accurate), (iii) has cooperated with a customary background check, (iv) has executed all reasonable documents required to be executed by directors of the Company and (v) has been approved by each of the Nominating Committee and the Board after exercising their good-faith customary due diligence review and consistent with the Board’s fiduciary duties (and any director so appointed as a replacement, a “Replacement”) and it being understood that Legion may continue to propose privately additional candidates in the event an identified Replacement candidate is not approved by the Board acting in good faith until a Replacement candidate is appointed to the Board; provided that the Company’s obligations pursuant to this Section 1(d) shall terminate at such time as the Investor Group ceases to have “net long” beneficial ownership of at least 5.0% of the outstanding shares of Common Stock.
(e)The Company’s obligations under this Agreement shall terminate, and the Investor Group shall have no designation or nomination or other rights under this Agreement, at such time as any Investor or other Related Person (as defined below) submits a notice of nomination or business proposal to the Company (a “Termination Event”). For the avoidance of doubt, Mr. Schechter (and any Replacement thereof) shall also tender his resignation from the Board and the Board, in its sole discretion, may accept his resignation, upon a Termination Event. Mr. Schechter has executed and delivered to the Company a form of irrevocable resignation letter as set forth on Exhibit A hereof, and each Replacement shall do so as well as a condition of their appointment to the Board.
2.Voting. At the 2020 Annual Meeting, each of the Investors agrees to (i) appear at such stockholders’ meeting or otherwise cause all shares of Common Stock beneficially owned by each Investor and their respective Affiliates to be counted as present for purposes of establishing a quorum, and (ii) vote, or cause to be voted, all shares of Common Stock beneficially owned by each Investor and their respective Affiliates on the Company’s proxy card or voting instruction form (A) in favor of each of the directors nominated by the Board and recommended by the Board in the election of directors and against any proposals to remove any such members of the Board, (B) against any nominees to serve on the Board that have not been recommended by the Board, and (C) in favor of the proposal to obtain the Requisite Approval; it being understood that each of the Investors shall have the ability to vote freely on all other proposals brought before the 2020 Annual Meeting or at any other meeting or action taken by stockholders during the Standstill Period.
3.Standstill.
(a)From the date of this Agreement until the expiration of the Standstill Period (as defined below), each Investor shall not, and shall cause its respective Affiliates, principals, directors,

general partners, officers, employees and, to the extent acting on its behalf or at its direction, agents and other representatives (collectively, the “Related Persons”) not to, directly or indirectly:
(i)make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a Change of Control of the Company (it being understood that the foregoing shall not prohibit Investors or their Affiliates from acquiring securities of the Company by means other than a tender or exchange offer within the limitations set forth in Section 3(a)(iii));
(ii)engage in any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or nonbinding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote (or withhold the vote of) any securities of the Company;
(iii)purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock of the Company, or any assets or liabilities of the Company (the taking of any such action, the “Acquisition”) such that after giving effect to such Acquisition, the Investor Group would beneficially own more than 15.0% of the Company’s then outstanding shares of Common Stock.
(iv)seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) acquisition of or disposition of any securities of the Company;
(v)sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investor Group to any person or entity not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of the Company or (D) an Affiliate of the Investor Group (any person or entity not set forth in clauses (A)—(D) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest representing in the aggregate in excess of 4.9% of the shares of Common Stock outstanding at such time;
(vi)take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any change in the capitalization, stock repurchase programs and practices, or dividend policy of the Company, (C) any other change in the Company’s management, business, or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation, as amended (the “Charter”) or Amended and Restated By-laws (the “By-laws”), or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(vii)pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act communicate with stockholders of the Company or others;
(viii)engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders or by written consent;
(ix)call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Charter or By-laws, including any “town hall meeting”;
(x)deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock (other than any such voting trust, arrangement or agreement solely among the Investors or any Affiliates thereof that is otherwise in accordance with this Agreement);
(xi)act, seek, facilitate or encourage any person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage or take any other action with respect to the appointment, election or removal of any directors;
(xii)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act or otherwise) with respect to the Company or its securities; provided, however, that nothing in this subsection (xii) shall limit the ability of an Affiliate of the Investor Group to join the “group” following the execution of this Agreement upon notice to the Company, so long as any such Affiliate first executed a joinder to this Agreement that binds such Affiliate to the same degree as any other member of the Investor Group (it being understood that any Schedule 13D amendment or other legally required update or elective disclosure and the contents thereof may not violate any of the restrictions set forth in this Agreement);
(xiii)demand a copy of the Company’s list of stockholders or its other books and records;
(xiv)commence, encourage, join as a party, or support any litigation, arbitration, derivative action in the name of the Company or any class action or other proceeding against the Company or any of its current or former officers or directors, in each case with the intent of circumventing the provisions of this Section 3, or take any action challenging the validity or enforceability of any of the provisions of this Section 3 or Section 25; provided, however, that the foregoing shall not prevent any Investor from (A) bringing litigation against the Company to enforce the provisions of this Agreement, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against an Investor or (C) responding to or complying with a validly issued legal process that neither the Investor Group nor any of their Affiliates initiated, encouraged or facilitated;
(xv)make any request or submit any proposal to amend or waive the terms of this Section 3 other than through non-public communications with the Company that would not be reasonably expected to result in or involve public disclosure obligations for any party; or
(xvi)enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any action the Investors are prohibited from taking pursuant to this Section 3, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit or restrict the Investor Group from: (A) communicating privately with the Board or any executive officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications and subject to the confidentiality obligations to the Company of any such director or officer; (B) privately communicating to any of their potential investors or investors based on publicly available factual information regarding the Company consistent with prior practice in any of the Investors’ annual and quarterly investor letters, provided such communications are not in violation of applicable law, rules or regulations, understood by all parties to be private communications and not undertaken with the intent to circumvent Section 3 or Section 25 of this Agreement; (C) privately communicating with potential director candidates to serve on the Board; and (D) privately communicating to any stockholders of the Company about factual matters concerning the Company in a manner that otherwise does not violate this Agreement; provided that such communications are not reasonably expected to be publicly disclosed and are understood by all parties to be private communications. None of the Investors nor any of their Affiliates shall seek to do directly or indirectly through any director of the Company or other individual anything that would be prohibited under this Agreement if done by any of the Investors or their Affiliates or their agents and representatives.
(b)Notwithstanding anything set forth herein to the contrary, upon the public announcement by the Company of entry by the Company into a definitive agreement for a transaction that would constitute a Change of Control and which Change of Control transaction was not encouraged, facilitated or solicited by any of Investors or their Related Persons, this Agreement shall immediately and automatically terminate in its entirety and no party hereunder shall have any further rights or obligations under this Agreement; provided, however, no party shall be released from any breach of this Agreement that occurred prior to the termination of this Agreement.
(c)For purposes of this Agreement:
(i)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;

(ii)“Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(iii)“beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(iv)a “Change of Control” transaction shall be deemed to have taken place if (1) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the equity interests and voting power of the Company’s then outstanding equity securities, (2) the Company effects a merger or a stock-for-stock transaction with a third party whereby immediately after the consummation of the transaction the Company’s stockholders retain less than 50% of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (3) the Company sells all or substantially all of the Company’s assets to a third party;
(v)“person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and
(vi)“Standstill Period” shall mean the period commencing on the date of this Agreement and ending at 11:59 pm New York Time on the date that is thirty (30) calendar days prior to the deadline for the submission of stockholder nominations for directors for the 2021 Annual Meeting pursuant to the By-laws, as such may be amended from time to time.
(d)At any time during the Standstill Period, if the Investor Group is no longer obligated to file a Schedule 13D with the SEC, the Company may request, upon reasonable written notice from the Company to a member of the Investor Group, and the Investor Group and each member thereof will promptly provide the Company with, information regarding the amount of the securities of the Company beneficially owned by each such entity or individual or Affiliates thereof.
4.Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute the Agreement and to bind the Company to this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

5.Representations and Warranties of the Investors. Each Investor, on behalf of itself, jointly and severally represents and warrants to the Company that (a)(i) as of the date of this Agreement, such Investor beneficially owns, directly or indirectly, only the number of shares of Common Stock as described opposite its name on Schedule A to this Agreement and each such schedule includes all Affiliates of any Investors that own any securities of the Company beneficially or of record and reflects all shares of Common Stock in which the Investors have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise; (a)(ii) the other persons and entities listed on Schedule A hereto are all of the Affiliates of Legion that beneficially own, directly or indirectly, shares of Common Stock; (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) such Investor has the authority to execute the Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms of this Agreement; (d) each of the Investors shall cause each of its respective Related Persons to comply with the terms of this Agreement, and (e) the execution, delivery and performance of this Agreement by such Investor does not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound. Each Investor represents and warrants that it has no voting commitments (written or oral) with Mr. Schechter as of the date hereof and agrees that it shall not compensate or otherwise incentivize Mr. Schechter (or any Replacement) for his involvement in the Company or serving on the Board or enter into voting commitments, (written or oral) relating to the Company with any director or officer of the Company. Each Investor further represents and warrants that it does not have, directly or indirectly, any agreements, arrangements or understandings with any person (other than their own Investor Group Representatives) with respect to its investment in the Company, any potential transaction involving the Company, or the acquisition, voting or disposition of any securities of the Company, except as otherwise disclosed publicly in the Investor Group’s Schedule 13D, as amended from time to time. The Investors represent and warrant that no member of the Investor Group has any control or influence over any compensation or other monetary payments to be received by Mr. Schechter (or any Replacement) in connection with his service as a director of the Company and that none of the Investors are aware of any facts or circumstances that will prevent Mr. Schechter (or any Replacement) from exercising independent judgment with respect to any matter involving the Company or items that may come before the Board or any of its committees.
6.Public Announcements. No later than the first business day following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, in form and substance reasonably satisfactory to the Investor Representative (as defined below) with respect to the portions that relate to this Agreement. The Company shall use its reasonable best efforts to allow the Investor Representative a reasonable opportunity to review and comment on the portions of the Press Release that relate to this Agreement in advance of such issuance, and the Investor Representative shall reasonably cooperate to review and approve the applicable portions of the Press Release (such approval not to be unreasonably conditioned, delayed or withheld). Prior to the issuance of the Press Release, neither the Company nor any of the Investors shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure relating to such action without the prior written consent of the other party. Subject to applicable law, no party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.
7.SEC Filings.
(a)No later than four business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting, appending or incorporating by reference this Agreement as an exhibit, provided that the Company shall first preview such Current Report with the Investors in advance of making such filing and consider reasonable comments by the Investors.
(b)None of the Investors shall, during the Standstill Period, (i) issue a press release regarding the Company or in connection with this Agreement or the actions contemplated by this Agreement or (ii) otherwise make any public disclosure or announcement with respect to the Company or this Agreement or the actions contemplated by this Agreement, in each case without the prior written consent of the Company, unless required by applicable law, rules or regulations in which case the Investor shall first preview such disclosure or announcement with the Company in advance of making such disclosure or announcement and consider comments by the Company.
8.Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party to this Agreement would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms of this Agreement, and the other party to this Agreement will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.
9.Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and email addresses for such communications shall be:
If to the Company:
Landec Corporation
2811 Airpark Drive
Santa Maria, California 93455
Attn: Andrew K. Powell and Nelson Obus
Email: akwpowell@yahoo.com and nobus@wynnecap.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
650 Town Center Drive
Costa Mesa, CA 92626
Attn: Cary K. Hyden and Darren J. Guttenberg
Email: Cary.Hyden@lw.com and Darren.Guttenberg@lw.com

If to any Investor:

12121 Wilshire Boulevard, Suite 1240
Los Angeles, California 90025
Attn: Christopher S. Kiper
Email: ckiper@legionpartners.com

with copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Steve Wolosky and Elizabeth Gonzalez-Sussman
Email: swolosky@olshanlaw.com and egonzalez@olshanlaw.com

10.Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.
11.Jurisdiction. Each party to this Agreement agrees, on behalf of itself and its Affiliates and Associates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of Delaware (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates and Associates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.
12.Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH

PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.
13.Representative. Each Investor irrevocably appoints Legion Partners Asset Management, LLC as its attorney-in-fact and representative (the “Investor Representative”), in such Investor’s place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement and the transactions contemplated by this Agreement. The Company shall be entitled to rely, as being binding on each Investor, upon any action taken by the Investor Representative or upon any document, notice, instruction or other writing given or executed by the Investor Representative.
14.Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings, oral or written, between the parties other than those expressly set forth in this Agreement.
15.Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
16.Waiver. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.
17.Remedies. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by law or equity.
18.Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The use of any gender shall be applicable to all genders. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.

19.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
20.Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by the Company, on the one hand, and the Investor Representative (on behalf of itself and the other members of the Investor Group), on the other hand.
21.Successors and Assigns. The terms and conditions of this Agreement shall be binding upon and be enforceable solely by the parties hereto and successors thereto. No party may assign this Agreement or any rights or obligations hereunder without, with respect to any Investor, the express prior written consent of the Company, and with respect to the Company, the prior written consent of the Investor Representative, and any assignment in contravention of the foregoing shall be null and avoid.
22.No Third-Party Beneficiaries. The representations, warranties and agreements of the parties contained herein are intended solely for the benefit of the party to whom such representations, warranties or agreements are made, and shall confer no rights, benefits, remedies, obligations, or liabilities hereunder, whether legal or equitable, in any other person or entity, and no other person or entity shall be entitled to rely thereon.
23.Counterparts; Facsimile / PDF Signatures. This Agreement and any amendments hereto may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by email delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
24.Expenses. Each of the Company and the Investors shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution, and effectuation of this Agreement and the matters contemplated hereby, including, but not limited to attorneys’ fees incurred in connection with the negotiation and execution of this Agreement and all other activities related to the foregoing; provided, however, that the Company shall reimburse the Investor Group, within 10 business days of the date that the Company receives reasonably satisfactory supporting documentation, for its reasonable and documented out-of-pocket third party expenses, including legal fees and expenses, as actually incurred in connection with the 2020 Annual Meeting, the Investor Group’s involvement with the Company prior to the date hereof and the negotiation and execution of this Agreement, in an amount not to exceed $35,000.

25.Mutual Non-Disparagement.
(a)Each Investor agrees that, until the expiration of the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward the Company or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates; provided, however, that the foregoing shall not prevent the Investor Group from privately communicating to the Company, or any directors or executive officers of the Company, information based on publicly available information.
(b)The Company agrees that, until the expiration of the Standstill Period, neither it nor any of its executive officers or directors will, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory toward any Investor or any of its past or present directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Investor Group Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its Affiliates; provided, however, that the foregoing shall not prevent private communications to the Investor Group or Investor Group Representatives of factual information based on publicly available information.
(c)Nothing herein or elsewhere in this Agreement shall restrict the ability of any person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, provided, however, that (i) such person (A) to the extent legally permissible, provides the other party to this Agreement with prompt written notice of any such request or requirement (including the scope thereof) so that such other party may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement with respect to such disclosure, (B) determines, in good faith, upon advice of outside legal counsel, that such party is legally compelled to disclose such information to such governmental authority, and (C) uses reasonable best efforts to preserve the confidentiality of such information, and (ii) only such information that such party is legally compelled to disclose in accordance with Section 25(c)(i)(B) may be disclosed.
(d)In addition, nothing in this Section 25 or elsewhere in this Agreement shall prohibit any party to this Agreement from making any statement or disclosure required (as determined in good faith and upon advice of outside legal counsel) under the federal securities laws or other applicable laws, rules or regulations so long as such requirement is not due to a breach by any party of this Agreement; provided, that such party must, to the extent legally permissible and practicable, provide written notice to the other party at least five business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws, and shall reasonably consider any comments of the other party. The limitations set forth in Sections 25(a) and 25(b) shall not prevent any party to this Agreement from responding to any public statement made by the other party of the nature described in Sections 25(a) and 25(b) if such statement by the other party was made in breach of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF the parties have duly executed and delivered this Agreement as of the date first above written.

LANDEC CORPORATION

By:  /s/ Albert D. Bolles
        Name: Albert D. Bolles, Ph.D.
        Title: President and Chief Executive Officer

(Signature Page to Cooperation and Support Agreement)

LEGION PARTNERS, L.P. I

By: Legion Partners Asset Management, LLC
              Investment Advisor

By: /s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS, L.P. II

By: Legion Partners Asset Management, LLC
             Investment Advisor

By: /s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS, LLC

By: Legion Partners Holdings, LLC,
              Managing Member

By: /s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS ASSET MANAGEMENT, LLC

By: /s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

LEGION PARTNERS HOLDINGS, LLC

By: /s/ Christopher S. Kiper
Name: Christopher S. Kiper
Title: Managing Director

(Signature Page to Cooperation and Support Agreement)

By: /s/ Christopher S. Kiper
Name: Christopher S. Kiper

By: /s/ Raymond White
Name: Raymond White

(Signature Page to Cooperation and Support Agreement)

SCHEDULE A
INVESTORS

Party	Beneficial Ownership
Legion Partners, L.P. I (“Legion Partners I”)	Legion Partners I beneficially owns 2,772,956 shares of Common Stock.
Legion Partners, L.P. II (“Legion Partners II”)	Legion Partners II beneficially owns 131,184 shares of Common Stock.
Legion Partners, LLC	As the general partner of each of Legion Partners I and Legion Partners II, Legion Partners, LLC may be deemed the beneficial owner of the (i) 2,772,956 shares owned by Legion Partners I and (ii) 131,184 shares owned by Legion Partners II.
Legion Partners Asset Management, LLC (“Legion Partners Asset Management”)	As the investment adviser of each of Legion Partners I and Legion Partners II, Legion Partners Asset Management may be deemed the beneficial owner of the (i) 2,772,956 shares owned by Legion Partners I and (ii) 131,184 shares owned by Legion Partners II.
Legion Partners Holdings, LLC (“Legion Partners Holdings”)	Legion Partners Holdings directly beneficially owns 200 shares of Common Stock. In addition, as the sole member of Legion Partners Asset Management and sole member of Legion Partners, LLC, Legion Partners Holdings may be deemed the beneficial owner of (i) 2,772,956 shares owned by Legion Partners I and (ii) 131,184 shares owned by Legion Partners II.
Christopher S. Kiper	As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. Kiper may be deemed the beneficial owner of the (i) 2,772,956 shares owned by Legion Partners I, (ii) 131,184 shares owned by Legion Partners II and (iii) 200 shares owned by Legion Partners Holdings.
Raymond T. White	As a managing director of Legion Partners Asset Management and a managing member of Legion Partners Holdings, Mr. White may be deemed the beneficial owner of the (i) 2,772,956 shares owned by Legion Partners I, (ii) 131,184 shares owned by Legion Partners II and (iii) 200 shares owned by Legion Partners Holdings.

EXHIBIT A
RESIGNATION LETTER

___________, 2020
Landec Corporation
2811 Air Park Drive
Santa Maria, California 93455

Reference is made to that certain Cooperation and Support Agreement, dated as of August 21, 2020, by and among Landec Corporation (the “Company”), Legion Partners Holdings, LLC and the other persons and entities listed on Schedule A thereto (the “Agreement”). Capitalized terms used but not defined in this letter have the meanings set forth in the Agreement.

        This letter is to confirm that, in accordance with Section 1(e) of the Agreement, I hereby tender my irrevocable resignation as a member of the Board of Directors of the Company and any subsidiaries thereof and each board committee, if any, on which I may serve, it being understood that (i) the tender of such resignation shall be effective as such time as (a) a Termination Event occurs and (ii) any resignation shall be effective only as, if and when accepted by the Board of Director.

Very truly yours,

By:
        Name: Joshua E. Schechter